Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 13th day of November, 2017 by and among Toby Taylor (“Taylor”), First Sentry Bank, Inc., a West Virginia banking corporation (“First Sentry”), First Sentry Bancshares, Inc. , a West Virginia corporation and a bank holding company (“FS Holding Company”), Wesbanco, Inc., a West Virginia corporation (“Wesbanco”) and Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of Wesbanco (“Wesbanco Bank”).

WHEREAS, Taylor is a party to an Employment Agreement initially dated as of the 7th day of August 2017 (the “Employment Agreement”) under which Taylor serves as Senior Vice President of both First Sentry and FS Holding Company;

WHEREAS, the Employment Agreement provided Taylor with certain promises including payments on certain types of termination of employment provisions, as well as assurances that his position, pay and other terms and conditions of employment would not be unilaterally changed after a change in control;

WHEREAS, First Sentry, FS Holding Company, Wesbanco and Wesbanco Bank are parties to that certain Agreement and Plan of Merger dated as of November 13, 2017 by which FS Holding Company will be merged with and into Wesbanco and the separate existence of FS Holding Company will cease (the “Merger”);

WHEREAS, if the Merger occurs, Wesbanco and Wesbanco Bank seek to employ Taylor after the Merger as a Senior Vice President – Senior Commercial Lender under similar but not identical terms as set forth in the Employment Agreement from and after the date on which the Merger is consummated (the “Merger Date”) and the parties seek to specify the amount of the payment to be made to Taylor on the Merger Date; and

WHEREAS, Taylor, First Sentry, FS Holding Company, Wesbanco and Wesbanco Bank hereby agree to amend the Employment Agreement to apply to the employment relationship of Taylor with Wesbanco and Wesbanco Bank from and after the Merger Date, but to be effective if, but only if, the Merger is consummated.

NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

1.	Effectiveness of this Amendment. This Amendment shall not become effective and shall be null and void if the Merger is not consummated. This Agreement shall become effective immediately and without further action by any party upon the consummation of the Merger.

2.	Payment to Taylor. Immediately upon the Merger Date, Wesbanco shall pay, or caused to be paid, to Taylor the amount of $336,000.34 in a single cash payment subject to applicable withholding and payroll taxes.

3.	Addition of Parties. Effective on the Merger Date, Wesbanco and Wesbanco Bank shall be added as parties to the Employment Agreement and shall be included in each reference to First Sentry or FS Holding Company as the beneficiaries of the promises of Taylor or as obligors on promises made by First Sentry and FS Holding Company in the Employment Agreement.

4.	Change in Title and Duties. Effective on the Merger Date, Taylor shall become an employee of Wesbanco and Wesbanco Bank and Section C(1) of the Employment Agreement is amended to substitute Senior Vice President – Senior Commercial Lender for Senior Vice President of First Sentry and FS Holding Company in each place where it appears and to restate Taylor’ reporting responsibilities as reporting to the individual appointed by Wesbanco and not directly to the Board of Directors. Wesbanco and Wesbanco Bank shall have no obligation to appoint Taylor as a director of Wesbanco or Wesbanco Bank.

5.	Change in Term. Effective on the Merger Date, the term of the Employment Agreement set forth in Section A(1) of the Employment Agreement is amended to be a two-year, non-renewing term commencing on the Merger Date. Any renewal of the term of this Agreement must be in writing and executed by all parties to this Employment Agreement then in existence. At the end of that two-year Term, Taylor will become an employee at will and the term of the Employment Agreement shall end. Without limiting the foregoing, Taylor will not be entitled to a payment if the Employment Agreement, as amended by this Amendment, is not renewed.

6.	Change in Base Salary and Incentive Pay. Effective on the Merger Date, the annual Base Salary set forth in Section B(1) shall be amended to be $180,000. Effective on the Merger Date, V(B) shall be amended to provide that Taylor shall become entitled to participate in the Wesbanco annual incentive plan on the same terms and conditions as other commercial lenders and with an annual incentive bonus opportunity of 30% of base pay. The balance of Section B is amended to provide that Taylor shall participate in fringe benefits (including, but not limited to, retirement, life insurance, health and accident insurance benefits, vacation and sick leave), compensation and perquisite programs of Wesbanco on the same terms and conditions as other commercial lenders of Wesbanco, including eligibility for annual awards of stock options and restricted stock under the Wesbanco, Inc. Key Executive Incentive Bonus Option and Restricted Stock Plan.

7.	Change in Severance Arrangements. Effective on the Merger Date, Section D is deleted, except for subsections (6) and (7) which are retained for definitional purposes. The deleted portions of Section D are replaced by the following: “If Taylor is terminated by Wesbanco during the amended term of this Amendment for reasons other than Cause, death or Disability, Wesbanco shall pay Taylor a severance payment equal to his base pay at the rate then in effect for the shorter of the then remaining term as amended, or one year, whichever is less.”

8.	Reduction in Term of Restricted Covenants. The term of restrictions in Section E 1 are each amended to be for a period of one year following Taylor’s termination from employment.

9.	Remaining Provisions. Except (a) as amended in this Amendment and (b) for those provisions of the Employment Agreement not specifically amended but inconsistent with the amendments made in this Amendment, the remaining provisions of the Employment Agreement shall remain in full force and effect.

INTENDING TO BE legally bound, the parties hereto put their hands and seals on the date first written above:

First Sentry Bank, Inc.		Toby Taylor

/s/ Geoffrey S. Sheils

By:	Geoffrey S. Sheils	/s/ Toby Taylor
Its:	President and CEO

First Sentry Bancshares, Inc.		Wesbanco, Inc.

/s/ Geoffrey S. Sheils		/s/ Todd F. Clossin

By:	Geoffrey S. Sheils	By:	Todd F. Clossin
Its:	President and CEO	Its:	President

Wesbanco Bank, Inc.

/s/ Todd F. Clossin

By:	Todd F. Clossin
Its:	President

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